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                                                                    Exhibit 10.2

                                 April 19, 2002

Cole National Corporation
5915 Landerbrook Drive
Mayfield Heights, OH 44124

Gentlemen:

     In consideration of my employment as Executive Vice President and Chief Financial Officer for Cole National Corporation and the benefits I derive from Paragraph L hereof (but without thereby creating any fixed or contractual employment term, understanding that my employment can be terminated, with or without cause and with or without notice, at any time at the option of either the Company or me), I hereby agree with the Company (for purposes of this letter agreement, the "Company" shall mean Cole National Corporation or any of its present or future direct or indirect parents or subsidiaries or affiliated entities by which I am employed or on behalf of which I provide service(s) as follows:

     A. During the term of my employment I will not compete, directly or indirectly, with the Company. In accordance with this restriction, but without limiting its terms, I will not:

     (a) enter into or engage in any business which competes with the business of the Company; or

     (b) solicit customers, business, patronage, or orders for, or sell, any product or products in competition with, or for any business that competes with, the business of the Company; or

     (c) divert, entice, or take away any customers, business, patronage or orders of the Company or attempt to do so; or

     (d) promote or assist, financially or otherwise, any person, firm, association or corporation or any other entity engaged in any business which competes with the business of the Company.

     B. For a period of twelve (12) months following termination of my employment with the Company, I will not enter into or engage in any business that competes with the Company's business.

     C. For a period of twelve (12) months following termination of my employment with the Company, I will not solicit customers, business, patronage, or orders for, or sell any product(s) in competition with the Company's business.

     D. For a period of twelve (12) months following termination of my employment with the Company, I will not divert, entice, or otherwise take away any customers, business, patronage, or orders of the Company, or attempt to do so.

     E. For a period of twelve (12) months following termination of my employment with the Company, I will not promote or assist financially or otherwise, any person, firm, association, partnership, corporation, or any other entity engaged in any business which competes with the Company's business.

     F. For the purposes of Paragraphs A through E, inclusive, I understand that I will be competing if I engage in any or all of the activities set forth therein directly as an individual on my own account, or indirectly as a partner, joint venturer, employee, agent, salesman, consultant, officer and/or director of any firm, association, corporation, or other entity, or as a stockholder of any corporation in which I own, directly or indirectly, individually or in the aggregate, more than one percent (1%) of the outstanding stock;

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provided however, that at such time as I am no longer employed by the Company, my direct or indirect ownership as a stockholder of less than five percent (5%) of the outstanding stock of any publicly traded corporation shall not by itself constitute a violation of Paragraphs B through E.

     G. For the purposes of Paragraphs B through E, inclusive, the Company's business is defined as the manufacture, production, sale, marketing and/or distribution of any product(s) and/or the rendering of any service(s) that are the same as or similar to those manufactured, produced, sold, marketed, distributed and/or rendered, as of the date of my termination, by the Company.

     H. I understand that the activities set forth in Paragraphs B through E, inclusive, shall be prohibited only within the United States, Canada and Puerto Rico or such lesser geographic area as to which or for which I was assigned or had responsibility at the time of my termination or at any time during the twelve (12) month period immediately preceding my termination.

     I. If it shall be judicially determined that I have violated any of my obligations under Paragraphs B through E, inclusive, then the period applicable to the obligation which I shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which said violation(s) occurred.

     J. I also agree that I will not directly or indirectly at any time solicit or induce or attempt to solicit or induce any employee(s) or any sales representative(s), agent(s) or consultant(s) of the Company or any of its parent, subsidiary or affiliate entities to terminate their employment, representation or other association with the Company or such entity.

     K. During the period of my employment and at any time thereafter, I will not disclose, furnish, disseminate, make available or, except in the ordinary course of performing my duties on behalf of the Company, use any trade secrets or confidential business and technical information of the Company, or its parent, subsidiaries or affiliated entities or its customers, without limitation as to when it was acquired by me or whether it was compiled or obtained by, or furnished to me while I was employed by the Company. Such trade secrets and confidential business and technical information are considered to include, without limitation, the vision care plans, vendor lists, vendor terms and programs, merchandise costs, financial statistics, research data, or any other statistics and plans contained in monthly and annual review books, profit plans, capital plans, critical issues plans, strategic plans, or merchandising, marketing, real estate, or store operations plans. I specifically acknowledge that all such information, whether reduced to writing or maintained in my mind or memory and whether compiled by the Company and/or me derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been put forth by the Company to maintain the secrecy of such information, that such information is and will remain the sole property of the Company and that any retention and use of such information during or after the termination of my relationship with the Company (except in the course of performing my duties) shall constitute a misappropriation of the Company's trade secrets; provided, however, that this restriction shall not apply to information which is in the public domain or otherwise made public by others through no fault of mine.

     The above restrictions on disclosure and use of confidential information shall not prevent me from: (i) using or disclosing information in the good faith performance of my duties on behalf of the Company; (ii) using or disclosing information to another employee to whom disclosure is required to perform in good faith the duties of either of us on behalf of the Company; (iii) using or disclosing information to another person or entity pursuant to a binding confidentiality agreement in a Company-approved form as part of the performance in good faith of my duties on behalf of the Company or as authorized in writing by the Company; (iv) at any time after the period of my employment using or disclosing information to the extent such information is, through no fault or disclosure of my own, generally known to the public; (v) using or disclosing information which was not disclosed to me by the Company or otherwise during the period of my employment which is then disclosed to me after termination of my employment with the Company by a third party who is under no duty or obligation not to disclose such information; or (vi) disclosing information as required by law. If I become legally compelled to disclose any of the confidential information, I shall (i) provide the Company with reasonable prior written notice of the need for such disclosure such that the




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Company may obtain a protective order; (ii) if disclosure is required, furnish only that portion of the confidential information which, in the written opinion of my counsel delivered to the Company, is legally required; and (iii) exercise reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to the confidential information.

     L. It is further understood and agreed that if my employment with the Company should be terminated as a result of a Termination Without Cause (defined below) or a Termination With Good Reason (defined below), and if I am not then or thereafter in material breach of this agreement, and upon the execution and delivery to the Company by me of an agreement, in a form presented by the Company and accepted by me, which acceptance shall not be unreasonably withheld or delayed, releasing all claims which I may have against the Company, I will receive, in full and complete settlement of any claims for compensation which I may have, and in lieu of any severance pay under any policy of the Company or otherwise, the following:

          (i) continued monthly payments, in accordance with the Company's regular payroll practices, for a period of twelve (12) months after the date of termination equal to the sum of (1) one-twelfth (1/12) of my annual base salary at the highest rate in effect at any time during the twelve
     (12)-month period prior to my date of termination, and (2) one-twelfth (1/12) of my target annual bonus for the fiscal year in which the date of termination occurs; and

          (ii) any payments and benefits which I, my spouse, dependents, beneficiaries or estate would have been entitled to receive pursuant to any employee benefit plan or program of the Company during the twelve
     (12)-month period following my termination had I remained an employee during that period, with such benefits provided to me at no less than the same coverage level and at no more of a cost to me as in effect as of the date of my termination subject to such reduction in coverage or increases in cost as shall become in effect for senior executive employees of the Company generally, provided however, that such continued payments and benefits shall terminate on the date or dates I receive equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs or a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis);

          (iii) the stock options and restricted stock which will be granted to me in connection with the commencement of my employment and dated that date ("Original Grants") shall become vested and nonforfeitable as follows:

               (a) If the Termination Without Cause or Termination With Good Reason shall occur before the first anniversary of the date of commencement of my employment, (x) twenty-five percent (25%) of the original grant of unvested stock options of the Company shall vest as of the date of the Termination Without Cause or Termination With Good Reason and (y) twenty-five percent (25%) of the Original Grant of restricted stock shall become nonforfeitable, as of the date of the Termination Without Cause or Termination With Good Reason. Such stock options shall remain exercisable for the lesser of one (1) year from the date of such termination or ten (10) years from the date of grant;

               (b) If the Termination Without Cause or Termination With Good Reason shall occur on or after the first anniversary of the date of commencement of my employment, fifty percent (50%) of the unvested portion of the Original Grant of stock options of the Company shall vest and fifty percent (50%) of any forfeitable shares of the Original Grant of restricted stock shall become nonforfeitable, as of the date of the Termination Without Cause or Termination With Good Reason. Such stock options shall remain exercisable for the lesser of one (1) year from the date of such termination or ten (10) years from the date of grant.



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          (iv) I will become fully vested as of the date of Termination Without
     Cause or Termination With Good Reason in my account under the Company's Supplemental Retirement Benefit Plan dated March 29, 1994, (SERP), such account being calculated as if I had remained an employee of the Company during the twelve (12)-month period following my termination.

     In addition, upon the occurrence of a Change of Control, all of the stock options and restricted stock I then hold shall become fully vested.

     As used herein, "Termination Without Cause" means any termination of my employment by the Company other than a Termination With Cause (defined below).

     As used herein, "Termination With Cause" means termination by the Company of my employment at any time after the Company believes in good faith it has actual knowledge of the occurrence of any of the following events: gross neglect of duty, material breach of this Agreement, a material act of dishonesty or disloyalty, the inability to discharge my material duties due to alcohol or drug addiction, or gross misconduct inimical to the best interests of the Company; provided however, that termination of employment due to unsatisfactory job performance shall not be considered Termination for Cause; provided further, however, that "Cause" shall not be deemed existing unless and until the Company has delivered to me a copy of a resolution duly adopted by the Company's Board of Directors at a meeting of the Board duly called (after reasonable (but in no event less than seven (7) days) notice to me and an opportunity for me, together with my counsel, to be heard before the Board), finding that in the good faith opinion of the Board, I had engaged in the conduct set forth in above and specifying the particulars thereof in reasonable detail.

     As used herein, "Termination with Good Reason" means my termination of employment at any time after I have actual knowledge of the occurrence, without my written consent, of one of the following events: (i) a reduction in my base compensation or a reduction in the health and welfare insurance, retirement and car benefits available to me as of the commencement of employment, except for reductions in such benefits applicable generally to executives at my level and below: (ii) the reassignment of me to a position resulting in my not being the Company's Executive Vice-President & Chief Financial Officer or a comparable position, or a reporting relationship other than to the CEO or COO of the Company; (iii) there shall have occurred a Change of Control (defined below) and I shall elect to terminate my employment with the Company during the ninety
(90) day period commencing six (6) months after such Change of Control; or (iv) the location of my principal office is relocated to a location more than fifty
(50) miles from either Twinsburg or Mayfield Heights, Ohio prior to the third anniversary date of the commencement of my employment.

     As used herein, a "Change of Control" will be deemed to have taken place upon the occurrence of any of the following:

     (i) Cole National Corporation merges or consolidates with or into another corporation and as a result of such merger or consolidation less than 51% of the voting power of the then-outstanding voting securities of the surviving or resulting corporation immediately after such transaction are owned in the aggregate directly or indirectly by the former stockholders of Cole National Corporation immediately prior to such transaction;

     (ii) All or substantially all of the assets accounted for on the Consolidated Balance Sheet of Cole National Corporation are sold or transferred to one or more corporations or persons, and as a result of such sale or transfer less than 51% of the voting power of the then-outstanding voting securities of such corporation or person immediately after such sale or transfer is directly or indirectly beneficially held in the aggregate by the former stockholders of Cole National Corporation immediately prior to such transaction or series of transactions;
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          (iii) A person, within the meaning of Section 3(a)(9) or 13(d)(3) of the Securities Exchange Act of 1934, become the beneficial owner (as defined in Rule 13d-3 of the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934) of
                (i) 15% or more, but less than 35%, of the voting power of the then outstanding voting securities of Cole National Corporation without the prior approval of the Board of Directors of Cole National Corporation or (ii) 35% or more of the voting power of the then-outstanding voting securities of Cole National Corporation; provided, however, that the foregoing does not apply to any such acquisition that is made by (w) any subsidiary of Cole National Corporation; (x) any employee benefit plan of Cole National Corporation or any subsidiary; or (y) any person or group of which employees of Cole National Corporation or of any subsidiary control a greater than 25% interest unless the Board of Directors of Cole National Corporation determines that such person or group is making a "hostile acquisition," or (z) any person or group of which I am an affiliate; or

          (iv) A majority of the members of the Board of Directors of Cole National Corporation are not Continuing Directors, where a "Continuing Director" is any member of the Board of Directors of Cole National Corporation who (x) was a member of the Board of Directors of Cole National Corporation on the date of this letter agreement or (y) was nominated for election or elected to the Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

     The amounts payable to me under this Paragraph L are not eligible earnings under any pension, savings, deferred compensation, bonus, incentive, supplemental retirement benefit or other benefit plan of the Company.

     M. I expressly agree and understand that the remedy at law for any breach by me of this Agreement will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon may violation of any provision of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach without the necessity of proof of actual damage. Nothing in this Agreement shall be deemed to limit the Company's remedies at law or in equity for any breach by me of any of the provisions of this Agreement which may be pursued or availed of by the Company.

     N. This Agreement is not assignable by either party without the prior written consent of the other except that the Company may assign it without such consent to any parent, subsidiary or affiliated entity, and upon such entity's assumption of the Company's duties and obligations hereunder, such entity shall succeed to each of the Company's rights hereunder. Upon such assignment and assumption, I agree to and will become an employee of such entity, and all references to the Company in this Agreement shall, as the context requires, be deemed to be to the entity to which such assignment, assumption and employment relate.

     O. No modification, waiver, amendment or addition to any of the terms of this Agreement shall be effective, except as set forth in a writing signed by me and the Company. The failure of the Company to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or of the right of the Company thereafter to enforce each and every provision.

     P. This Agreement and any amendments thereto shall become effective on the date of acceptance by the Company and shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Ohio. I agree that the state and federal courts located in the State of Ohio shall have jurisdiction in any action, suit or proceeding against me arising out of this Agreement and I hereby: (a) submit to the personal jurisdiction of such courts;
(b) consent to service of process in connection with any action, suit or proceeding against me; and (c) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.
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     Q.   This Agreement supersedes the provisions of each and every other agreement or understanding, whether oral or written, between the undersigned and the Company relating to the subject matter contained herein, and any such agreement or understanding shall be of no further force and effect. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision, to the extent enforceable in any jurisdiction, shall, nevertheless, be binding and enforceable. The parties hereto agree that when fully executed, the foregoing shall constitute a legally enforceable Agreement between us, which also shall inure to the benefit of the Company's successors and assigns.

     Finally, I represent that prior to signing this Agreement, I have read, fully understand and voluntarily agree to the terms and conditions as stated above, that I was not coerced to sign this Agreement, that I was not under duress at the time I signed this Agreement and that, prior to signing this Agreement, I had adequate time to consider entering into this Agreement, including without limitation, the opportunity to discuss the terms and conditions of this Agreement, as well as its legal consequences, with an attorney of my choice.

     This Agreement shall become effective as of the commencement date of my employment by the Company.


                                        Very truly yours,



                                        By: /s/ Lawrence E. Hyatt
                                            --------------------------
                                            Lawrence E. Hyatt






Acknowledged and agreed to
as of this 14th day of April, 2002

COLE NATIONAL CORPORATION

By: /s/ Jeffrey A. Cole
    ------------------------------------
   Jeffrey A. Cole
   Chairman and Chief Executive Officer